Exhibit (a)(1)(M)
Key Terms
Learn the definitions of key terms associated with your stock options in general, and also those that apply specifically to the stock option exchange program and the My Option Exchange tool.
General stock option terms
Here are the terms that apply to stock options in general.
•	Exercise — acting on your option by buying stock at the grant (exercise) price.

•	Expiration — cancellation of options, which occurs at the end of the option term.

•	Grant — an award of stock options with the same grant date, grant price, and term.

•	Grant date — the date stock options are granted, which is the start of the term of the option.

•	Grant (exercise) price — the purchase price of Intel shares at the time of exercise. (This is also called the “strike price.”)

•	Grant number — the unique identifier for each stock option grant assigned by Intel’s stock administrator, UBS Financial Services, Inc.

•	Spread — the difference between the current market price of Intel stock and the grant price of your stock options.

•	Stock option — the right to buy stock at the grant price in the future.

•	Term — the duration of the stock option, from grant date to expiration date, which is generally seven years for Intel stock options.

•	Underwater options — stock options with a grant (exercise) price that is above the current market price. This means they have a negative spread.

•	Vesting — a waiting period that must be met before a stock option grant may be exercised. Generally, Intel stock options vest over a four-year schedule, with 25% of the options becoming available for exercise each subsequent year after the grant date.
Stock option exchange program terms
Here are the terms specific to the exchange program.
•	Eligible employees — actively employed by Intel or one of its subsidiaries, in countries where tax and legal requirements allow, throughout the duration of the exchange window (even if on leave of absence or in an employment termination notice period), and hold eligible options and are not one of the Intel Board of Directors or listed Intel officers named in the Summary Compensation table in the 2009 Proxy Statement filed with the SEC.

•	Eligible options — stock options that were granted between Oct. 1, 2000 and Oct. 1, 2008 under any Intel stock option plan or Equity Incentive Plan, and that have a grant price that is above the adjusted 52-week high Intel stock price as of the exchange window closing.

•	Exchange ratio — the calculation used to determine the number of current options that need to be exchanged for one new option.

•	Exchange window — the specific timeframe (planned from Sept. 28 to Oct. 30*) during which eligible employees can elect to exchange eligible options.

•	Final exchange ratios — the official exchange ratios that will be used to determine the number of new options you will receive in exchange for each eligible grant you exchange.

•	Ineligible options — options not underwater, options assumed in a merger or acquisition, incentive stock options, and options previously exercised, expired, terminated or forfeited. Also, stock options held by an ineligible employee or former employee, and any stock option grants that go below the adjusted 52-week high Intel stock price during the exchange window are not eligible.

•	New grant price — the grant price of the new options, which will be set after the close of the stock market on the day the exchange window closes.

•	New options — options you would receive if you chose to exchange any of your current eligible options.

•	Securities and Exchange Commission (SEC) — the U.S. government agency that regulates all aspects of U.S. issued securities, including stock option exchange programs.

*	The exchange window close date is subject to change and you will be notified of the new date if it is changed. In addition, Intel may terminate the program and you will be notified if this happens.
My Option Exchange tool terms
Here are the terms specific to the My Option Exchange tool.
•	Available options — the number and grant price of your eligible options, considering vesting, exercises and expiration.

•	Cross-over point — the point at which the value of the current options equals that of the new options, assuming the stock price rises at a constant rate (shown in the graph when you model).

•	Current options — your unexercised and unexpired stock options you currently have in your account (vested and unvested), which are eligible for exchange.

•	Hypothetical annual stock price growth rate — your expectation of the rate of Intel’s stock price growth (for modeling purposes).

•	Hypothetical exchange grant price — the price at which you expect the new options will be granted at the end of the exchange window (for modeling purposes).

•	Hypothetical stock price — the year-by-year stock prices that result from your expected annual stock price growth rate (for modeling purposes).

•	Projected value — the value of your stock options in U.S. dollars, calculated by multiplying the number of options by the spread (for modeling purposes).

•	Projected quantity — the number of new stock options, which takes into account the exchange ratios and vesting of the new options and expiration for the current options (for modeling purposes).
Important legal information
Intel has filed a Tender Offer Statement (which includes the Offer to Exchange document) with the Securities and Exchange Commission (SEC) for the commencement of the employee stock option exchange program. Intel stock option holders should read this document before participating in the program, as it contains important information. Intel stock option holders can obtain this document on Circuit or from the SEC’s website at www.sec.gov. In addition, stock option holders may obtain free copies of the documents filed by Intel with the SEC by directing a written request to: Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California, 95054-1549, Attention: Investor Relations.
The Offer to Exchange document filed with the SEC has the official terms and conditions of the employee stock option exchange program. In the event there is a discrepancy in the information provided here, the Offer to Exchange document will govern.

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